Exhibit 12.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

September 26, 2023

1st stREIT Office Inc.

11601 Wilshire Boulevard, Suite 1690

Los Angeles, CA 90025

Re:	Securities Qualified under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your September 26, 2023 filing of an Offering Statement on Form 1-A with the Securities and Exchange Commission (as amended or supplemented, the “Offering Statement”) pursuant to Rule 252 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the Offering Statement and the offering by 1st stREIT Office Inc., a Maryland corporation (the “Company”) of up to $47,972,563 in shares of the Company’s common stock, $0.01 par value per share (the “Shares”). The Shares are being sold to the several purchasers named in, and pursuant to, the several subscription agreements between the Company and such purchasers, a form of which is included as Exhibit 4.1 to the Offering Statement (the “Subscription Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Offering Statement and to the references to our firm under the caption “Legal Matters” in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP